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FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NOS. 333-03435, 33-55063 AND 33-52831

                            PRICING SUPPLEMENT NO. 4
                             DATED DECEMBER 2, 1996
                    TO PROSPECTUS DATED OCTOBER 12, 1994 AND
                 PROSPECTUS SUPPLEMENT DATED NOVEMBER 15, 1996
                          PROTECTIVE LIFE CORPORATION
                               MEDIUM-TERM NOTES
                    DUE 15 YEARS OR MORE FROM DATE OF ISSUE

Designation: 7.00% Medium-Term Notes due December 15, 2011

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
Principal Amount:                        $12,500,000
Price to Public:                         At varying prices related to prevailing market
                                         prices at the time of resale
Original Issue Date (Settlement Date):   December 6, 1996
Stated Maturity Date:                    December 15, 2011
Interest Rate:                           7.00%
Net Proceeds to Company:                 $12,203,125
Agent:                                   Edward D. Jones & Co., L.P.
Agent's Capacity:                        / /  As agent    /X/  As principal
Agent's Underwriting Discount:           $296,875
Interest Payment Dates:                  June 15 and December 15 of each year commencing
                                         June 15, 1997
Record Dates:                            June 1 and December 1 of each year
Calculation of Interest:                 Interest will be calculated on the basis of a
                                         360-day year of twelve 30-day months and, for
                                         any period that is shorter than a full calendar
                                         month, on the basis of the actual number of days
                                         elapsed in such month.
Form:                                    Book Entry
Specified Currency:                      United States Dollars
Sinking Fund:                            None
Redemption at Company Option:            (See below)
Redemption at Option of Holder:          As described in Prospectus Supplement, with
                                         initial redemption date of December 6, 1998
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Redemption at the Option of the Company:

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2001 at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued but unpaid interest, if any, to the date of redemption on the principal amount to be redeemed, upon notice given not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. So long as the Notes are in the form of Global Notes, redemption notices will be sent to Cede & Co. The Depository has advised the Company that, if less than all of the Notes are to be redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

    Unless the Company defaults in making the redemption payment, on the redemption date interest will cease to accrue on the Notes or the portions of the Notes called for redemption.

                            ------------------------

                          EDWARD D. JONES & CO., L.P.